QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

NEWS

QWEST COMMUNICATIONS ANNOUNCES TENDER OFFER
FOR UP TO $2.25 BILLION OF DEBT SECURITIES

DENVER, November 19, 2003—Qwest Communications International Inc. ("QCII") and its wholly owned subsidiaries, Qwest Capital Funding, Inc. ("QCF") and Qwest Services Corporation ("QSC," and collectively with QCII and QCF, the "Companies") announced today that they have offered to purchase up to $2.25 billion aggregate principal amount of their specified series of outstanding debt securities (the "Notes") for cash.

The Companies are offering to purchase up to $625 million aggregate principal amount of their Notes maturing in 2005 through 2007, up to $1.3 billion of their Notes maturing in 2008 through 2011 and up to $325 million of their Notes maturing in 2014 through 2031 (the "Offers").

Holders of Notes of any series validly tendered prior to 5:00 p.m., Eastern Standard Time, on Thursday, December 4, 2003, (the "Early Participation Payment Deadline") will receive the Total Consideration for that series shown in the table below, consisting of the applicable Tender Offer Consideration for that series and an early participation payment of $20 per $1,000 principal amount of Notes (the "Early Participation Payment"), if such Notes are accepted for purchase. Holders who validly tender their Notes after the Early Participation Payment Deadline will not receive the Early Participation Payment.

The Offers are scheduled to expire at midnight, Eastern Standard Time, on Friday, December 19, 2003 (the "Expiration Time"), unless extended or earlier terminated. The Offers are subject to the satisfaction or waiver of certain conditions. The Offers are not subject to the receipt of any minimum amount of tenders.

The table below shows each series of Notes included in the Offers as well as the applicable Total Consideration and Early Participation Payment for each series.

Issuer	Title of Security	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration*	Early Participation Payment*	Total Consideration*
Offer for Notes Maturing in 2005 through 2007: Maximum Tender Amount: $625,000,000
QCF	6.25% Notes due 2005	$358,860,000	1	$990.00	$20.00	$1,010.00
QCF	7.75% Notes due 2006	829,613,000	2	1,007.50	20.00	1,027.50
QSC	13.00% Notes due 2007	558,559,000	3	1,142.50	20.00	1,162.50
Offer for Notes Maturing in 2008 through 2011: Maximum Tender Amount: $1,300,000,000
QCF	6.375% Notes due 2008	$245,378,000	1	$925.00	$20.00	$945.00
QCII	7.25% Sr Notes due 2008	300,000,000	2	1,000.00	20.00	1,020.00
QCII	7.50% Sr Notes due 2008	750,000,000	3	1,010.00	20.00	1,030.00
QCF	7.00% Notes due 2009	733,796,000	4	935.00	20.00	955.00
QCF	7.90% Notes due 2010	667,447,000	5	960.00	20.00	980.00
QCF	7.25% Notes due 2011	922,796,000	6	935.00	20.00	955.00
QSC	13.50% Notes due 2010	2,504,456,000	7	1,165.00	20.00	1,185.00
Offer for Notes Maturing in 2014 through 2031: Maximum Tender Amount: $325,000,000
QCF	6.50% Debentures due 2018	$250,373,000	1	$795.00	$20.00	$815.00
QCF	7.625% Notes due 2021	230,678,000	2	860.00	20.00	880.00
QCF	6.875% Debentures due 2028	765,850,000	3	795.00	20.00	815.00
QCF	7.75% Notes due 2031	718,694,000	4	860.00	20.00	880.00
QSC	14.00% Notes due 2014	640,879,000	5	1,215.00	20.00	1,235.00

*
Per $1,000 principal amount of Notes that are accepted for purchase.

Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes.

In the event that the Offers for any of the three classes of maturities described in the table above (i.e., 2005 through 2007, 2008 through 2011, and 2014 through 2031) are oversubscribed, tenders of Notes within that class will be subject to proration. The Companies will accept tendered Notes of each series within the applicable class of maturities according to the order of priority specified for that series in the table above. Therefore, all tendered Notes of a higher priority within a class will be accepted before any tendered Notes of a lower priority within that class are accepted. For a particular series of Notes that has some, but not all, tendered Notes accepted, all tenders of Notes of that series will be accepted on a pro rata basis according to the principal amount tendered.

In connection with Notes issued by QSC or QCII, the Company is soliciting consents to eliminate substantially all of the restrictive covenants in the indentures governing those Notes. Holders may not tender Notes issued by QSC or QCII without delivering consents or deliver consents without tendering such Notes. No additional consideration will be paid with respect to the solicitation of consents. None of the Offers are conditioned on obtaining any minimum amount of consents. The consents with respect to any series of Notes issued by QSC or QCII will be effective only if tenders for Notes representing a majority in principal amount of that series are accepted for purchase and no proration occurs with respect to that series. None of the series of Notes issued by QCF are subject to the consent solicitations.

The complete terms and conditions of the Offers are set forth in an Offer to Purchase that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offers, Global Bondholder Services Corporation, at (866) 873-6300 (US toll-free) and (212) 430-3774 (collect).

Banc of America Securities LLC and Goldman, Sachs & Co. are the Joint Lead Dealer Managers for the Offers and Lehman Brothers Inc. is the Co-Dealer Manager for the Offers. Questions regarding the Offers may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect) or Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) and (212) 902-4419.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

QuickLinks

  EXHIBIT 99.1